                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              NINE MONTHS ENDED             THREE MONTHS ENDED
                                                SEPTEMBER 30,                  SEPTEMBER 30,
                                          --------------------------     -------------------------
                                             1997            1996            1997          1996
                                          ----------      ----------     ------------   ----------
Average outstanding shares used in the
  computation of per share earnings:
  Common stock*.........................     759,125         759,126        759,123       759,126
  Common stock in treasury*.............     (56,551)        (51,853)       (57,738)      (54,971)
                                          ----------      ----------       --------      --------
                                             702,574         707,273        701,385       704,155
                                          ==========      ==========       ========      ========
Net income applicable to common stock...  $2,447,748      $2,127,023       $840,318      $731,437
                                          ==========      ==========       ========      ========
Net income per share....................       $3.48           $3.01          $1.19         $1.04
                                          ==========      ==========       ========      ========

---------------

* Adjusted for a common stock split in the form of a 50 percent common stock dividend paid July 25, 1997. The effects of all other common stock equivalents are not significant.